UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2006

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 30, 2006, the Compensation Committee of the Board of Directors of Hologic, Inc., a Delaware corporation (the “Company”), approved discretionary cash bonuses, cash contributions to the Company’s Supplemental Executive Retirement Plan (the “SERP”) and restricted stock units granted pursuant to the Company’s Second Amended and Restated 1999 Equity Incentive Plan for its executive officers in connection with the Company’s fiscal 2006 performance. The cash contributions to the SERP are subject to a three year vesting schedule, such that each contribution is one-third vested each year and is fully vested three years after the contribution is made. The cash contributions to the SERP also become fully vested upon the earlier to occur of death or disability of the participant or a change in control of the Company. Each restricted stock unit entitles the holder to one share of common stock of the Company, par value $0.01 per share and notional dividend equivalents, if any. The restricted stock units become fully vested upon the earlier to occur of (i) October 30, 2009, (ii) death or disability of the participant or (iii) a change in control of the Company. The form of restricted stock unit award agreement issued to each executive officer is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The following table sets forth the 2006 cash bonus, the cash contributions to the SERP, and the number of restricted stock units granted for each of the executive officers listed below.

Name and Principal Office	2006 Discretionary Cash Bonus		SERP Discretionary Cash Contribution	Restricted Stock Units
John W. Cumming Chairman of the Board, Chief Executive Officer and Director	$700,000		$250,000	5,176
Jay A. Stein Chairman Emeritus, Chief Technical Officer and Director	$185,000		$100,000	2,070
Robert A. Cascella President and Chief Operating Officer	$525,000		$175,000	3,623
Glenn P. Muir Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Director	$435,000		$150,000	3,106
John Pekarsky Senior Vice President, Sales and Strategic Accounts	—	(1)	$25,000	518

(1)	Mr. Pekarsky did not receive a 2006 discretionary cash bonus, but he is entitled to receive a commission-based bonus of approximately $315,000 for fiscal 2006 sales.

On October 30, 2006, the Compensation Committee also approved amendments to the Amended and Restated Change of Control Agreements for each John W. Cumming, Jay A. Stein, Robert A. Cascella and Glenn P. Muir (the “Amended and Restated Change of Control Agreements”) to revise and clarify the compensation used to calculate the change of control payments and certain other ministerial issues. As amended, the Amended and Restated Change of Control Agreements provide that 30 days after a change of control, the Company shall pay the executive a lump sum in cash equal to three times the executive’s annual salary for the fiscal year immediately preceding the change of control plus the executive’s highest annual bonus (as defined in the Amended and Restated Change of Control Agreements). In addition, the Amended and Restated Change of Control Agreements provide that, notwithstanding any provision to the contrary contained in any option, restricted stock agreement or other equity compensation agreement or plan, upon a change of control, all unvested stock options, restricted stock or stock appreciation rights held by the executive shall become immediately exercisable for a one-year period following the executive’s termination date. The Amended and Restated Change of Control Agreements confer no benefits prior to a change of control. In the event that any payments received by the executive in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the agreements provide that the Company’s auditing firm immediately preceding the change of control shall compute the excise tax imposed on the executive and the Company shall pay that amount to the executive to provide the executive with a payment that is economically equivalent to the payment he would have received but for the imposition of the excise tax. Under the terms of the Amended and Restated Change of Control Agreements, the Company has agreed to employ the executive for a period of three years following a change of control, during which time the executive will receive an annual base salary at least equal to the amount received by the executive for the 12 months preceding the change in control and an annual bonus (as defined in the Amended and Restated Change of Control Agreement). If the executive remains employed through the one year anniversary of a change of control, then the executive will also receive a special bonus (the “Special Bonus”) equal to the sum of the executive’s annual salary and the greater of the annual bonus paid or payable for the most recently completed fiscal year during the employment period or the highest annual bonus. In addition, if termination of an executive’s employment occurs within the three-year period following a change of control of the Company and such termination is by the Company (or its successor) without cause or termination is by the executive for good reason, then the executive will be entitled to receive, among other things: (i) all accrued and unpaid compensation, (ii) the Special Bonus, to the extent not previously paid or accrued, (iii) continued welfare benefits for a period of one year, and (iv) such executive’s life insurance policy will be transferred to him. The form of Amended and Restated Change of Control Agreement issued to each of John W. Cumming, Jay A. Stein, Robert A. Cascella and Glenn P. Muir is filed as Exhibit 10.2 to this Current Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Restricted Stock Unit Award for Executive Officers

10.2	Form of First Amended and Restated Change of Control Agreement, including list of officers to whom provided

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 2, 2006	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Chief Financial Officer,
Executive Vice President, Finance and Treasurer